T3 MOTION, INC. DISTRIBUTION AGREEMENT

THIS AGREEMENT is made this (the “Effective Date”), by and between T3 Motion, Inc., a Delaware limited liability company (“T3 Motion”), and (“Distributor”) with reference to the following:

BACKGROUND

T3 Motion is engaged in the business of providing a state of the art personal mobility vehicle (the T3 Series), as described on Exhibit A attached. Distributor desires to promote, market, sell and distribute T3 Motion’s T3 Series.

NOW THEREFORE, in consideration of the premises and of the mutual agreements and understandings below, the parties agree as follows:

1.           APPOINTMENT OF DISTRIBUTOR AND LICENSES GRANTED

1.1           Non-Exclusive Appointment in the Service Area.  T3 Motion appoints Distributor as a non-exclusive Distributor in the Sales Territory, and Distributor accepts such appointment.  Distributor has the non-exclusive, non-transferable right and license to promote, market, sell and distribute the T3 Series within the Sales Territory during the Initial Term and any Renewal Term(s) (as defined below).  Distributor agrees that its status as a T3 Motion Distributor depends upon its meeting, and continuing to meet, standards of performance described herein, including minimum sales requirements, as set forth in Exhibit C attached.

1.2           Restrictions.  Distributor shall not seek customers for the T3 Series outside the Sales Territory nor establish or maintain any authorized branch or distribution center outside the Sales Territory without T3 Motion’s prior written consent.  During the term of this Agreement, Distributor does not have the right to enter into a redistribution agreement or license with respect to the T3 Series with any entity whatsoever.  T3 Motion retains the right to market, sell, and distribute the T3 Series in the Sales Territory and to appoint other Distributors in the Sales Territory.

1.3           Limited Trademark License.  Distributor is authorized to use the T3 Motion trademarks, service marks and trade names (the “Marks”), as identified in writing to Distributor, solely in connection with the promotion, sale and marketing of the T3 Series.  The writing contains T3 Motion’s trademark policies and procedures that Distributor must follow.  Any unauthorized use or misuse of the Marks or any use which is not in compliance with T3 Motion’s procedures is a breach of this Agreement.  The Marks are and shall remain the exclusive property of T3 Motion.  Distributor has no rights except for a limited license to reproduce the Marks as necessary for Distributor to fully promote and market the T3 SERIES and T3 Products during the Initial Term and any Renewal Term(s).

(a)           Distributor agrees that nothing in this Agreement gives it any right, title or interest in the Marks (except the right to use the Marks in accordance with the terms of this Agreement), and that the Marks are the sole property of T3 Motion and its affiliates.  Distributor shall not directly or indirectly contest the validity or ownership of the Marks or T3 Motion’s right to license the Marks.  Distributor agrees that any and all uses by Distributor of the Marks and the goodwill arising therefore shall be limited to the identification of Distributor as an authorized Distributor of T3 Products, and shall inure exclusively to the benefit of T3 Motion and its affiliates.  Distributor will not seek to register, re-register, assert claim to ownership of, license or allow others to use, or otherwise appropriate to itself any of the Marks or any mark or name confusingly similar thereto, or the goodwill symbolized by any of the foregoing, except to the extent this action inures to the benefit of, and Distributor has obtained the prior written approval of, T3 Motion.

(b)           The obligations undertaken by Distributor pursuant to this Section shall survive termination of this Agreement, and in the event of such termination, Distributor agrees not to register or use any trademarks or trade names that are the same as, or confusingly similar to, the Marks, and Distributor will surrender or abandon its use or ownership of any trade name or style containing any mark or trade name confusingly similar to that of T3 Motion or any affiliate thereof.

1.4           Non-exclusive License.  T3 Motion reserves the right to promote and sell T3 Series products to present or future customers directly or through its employees, subsidiaries, affiliates.  Distributor has the right to sell the T3 Series products and services of other customers.  T3 Motion has the right to appoint and resell the T3 Series products to other Distributors.  Distributor must not resell the T3 Series products of T3 Motion to any other Distributor of T3 Motion or to any other provider of T3 products and services.

1.5           No Knowing Solicitation of Other Parties’.  During the term of this Agreement, T3 Motion will not intentionally target Distributor’s customers (the “Customers”), nor knowingly solicit Distributor’s Customers on the basis of any information Distributor may provide, or which T3 Motion may naturally acquire through the relationship of the parties, such as an T3 SERIES address.  Distributor will not intentionally target T3 Motion’s Customers, nor knowingly solicit T3 Motion’s Customers on the basis of any information that T3 Motion may provide, or which Distributor may naturally acquire through the relationship of the parties.  Neither party hereto shall be liable to the other party for the unintentional solicitation of the other party’s Customers.

1.6           Relationship Between Parties.  The relationship between T3 Motion and Distributor is that of independent contractors and under no circumstance shall any of the employees of one party be deemed to be the employees of the other.  This Agreement shall not be construed as authority for either party to act for the other party in any agency or other capacity or to make commitments of any kind for the account of, or on behalf of, the other party, except to the extent, and for the purposes of, expressly provided herein.  Distributor acknowledges that it is not, and shall not hold itself out as, a joint venture, franchisee, partner or employee of T3 Motion.  The relationship created by this Agreement is not intended by the parties to constitute the granting of a franchise to Distributor by T3 Motion.  Distributor expressly acknowledges and confirms that it has not paid and will not pay any fee to T3 Motion in connection with this Agreement and that none of the terms, conditions or amounts provided for in this Agreement can be characterized to constitute such a fee.

2.           PURCHASE AND RESALE OF T3 MOTION PRODUCTS AND SERVICES

2.1           Sale of T3 Series Products.  Distributor shall purchase the T3 Series from T3 Motion and shall sell T3 Series Products to Distributor’s Customers subject to all applicable T3 Motion tariffs, if any, now or hereafter filed with federal and/or state authorities (“T3 Motion Tariffs”). Distributor can order from T3 Motion, and T3 Motion shall sell to Distributor, T3 Series products at the rates described on Exhibit A.

2.2           No Proprietary Interest.  Neither Distributor nor any of Distributor’s Customers shall acquire any proprietary interest in any specific T3 Series product, which remain T3 Motion’s property.

3.           PAYMENT FOR T3 MOTION PRODUCTS

3.1           T3 Charges.  Distributor shall promptly pay to T3 Motion all sums due (“T3 Charges”) for the T3 products, which amounts shall be calculated and paid as set forth in Exhibit A hereto. The schedule of T3 Charges provided in Exhibit A shall remain in force for one year after the date of this agreement.  Thereafter, rates for the T3 Products and the purchase of T3 Series will be renegotiated annually effective on the anniversary of the Effective Date (the “Anniversary Date”).

3.2           Distributor’s Right to Determine Prices for Distributor’s Customers.  Distributor agrees not to advertise or price the T3 Series products below what Distributor paid T3 Motion for the T3 Motion products.  Distributor shall determine, at its sole discretion, the charges to bill and collect from the Distributor’s Customers for the T3 Motion products provided under this Agreement, subject, however, to any T3 Motion Tariffs.  Distributor shall bear all risks of non-collection from Distributor’s Customers, and shall be obligated to make the payments specified in this Section regardless of whether or not it has been paid by Distributor’s Customers.

4.           DISTRIBUTOR’S OBLIGATIONS

4.1           Distributor Diligence.  Distributor shall solicit the Customers for T3 Motion’s products for its own account and under its own trade name(s).  Distributor agrees to faithfully and diligently use its best efforts to sell, promote and support the product in the Sales Territory by all usual means and to act loyally to T3 Motion in all matters involved in or related to this Agreement.

4.2           Ethical Conduct.  Distributor will conduct its business in an honest, professional and ethical manner and will not commit any act or omission to act which could adversely affect T3 Motion, its name, reputation or ability to conduct business.  Distributor will comply with the reasonable requirements and practices established by T3 Motion for the processing of service forms, credit applications, collections, fraud prevention and all other administrative functions.

4.3           Unlawful Use.  Any attempt by Distributor to use T3 products for an unlawful purpose will be a material breach of this Agreement.  T3 Motion may, by written notice to Distributor, require Distributor to cancel the right to use service of any Distributor Customer using or attempting to use T3 Motion products for an unlawful purpose, and failure of Distributor to cancel such Distributor Customer’s service shall be deemed a material breach of this Agreement.

4.4           Distributor Warranty to Customers.  Distributor is responsible for all warranties, express or implied, with regard to any T3 products provided by T3 Motion that differ from T3 Motion’s limited warranty herein.  The form of contract between Distributor and the Distributor’s Customers shall include language substantially similar to the following:

4.5           Distributor Responsibility.  Distributor is solely responsible for all risks and expenses incurred in connection with its actions in the sale or use of the T3 products or any other acts required of Distributor pursuant to this Agreement.  Distributor is solely responsible for any credit verification, deposits, billing, collection, consolidation, billing or service complaints, bad debts and fraudulent or illegal use by any Distributor Customer.

4.6           Compliance with Law.  In performing its duties hereunder, Distributor shall comply with all applicable federal, state and local laws, rules and regulations, and with all applicable T3 Motion Tariffs, if any, for T3 products and policies of T3 Motion communicated to Distributor, which are now or hereafter in effect.  Distributor shall have and maintain all necessary federal, state or local governmental permits or certificates necessary for the performance of its duties hereunder and the conduct of its business which may include the necessity of filing a separate tariff to sell T3 Motion products as a Distributor.

5.           DUTIES OF T3 MOTION

5.1           T3 Products.  T3 Motion shall provide T3 Products to Distributor’s Customers, provided (a) T3 Products are generally available, and (b) Distributor is not in breach of this Agreement.

5.2           Customer Support.  Subject to the terms and conditions of this Agreement, once a Distributor Customer has been sold a T3 Motion product, T3 Motion shall continue to provide uninterrupted customer support for the duration of this Agreement, provided that Distributor is not in material breach of this Agreement.

5.3           No Other Obligation.  T3 Motion shall have no liability to Distributor or any of Distributor’s Customers in connection with T3 Products or equipment except as specifically set forth in this Agreement or otherwise in T3 Motion’s Tariffs or in its Customer or T3 Products policies communicated to Distributor.

6.           T3 MOTION LIMITED WARRANTY

6.1           Limited Warranty.  T3 Motion warrants that the T3 Products will operate and conform to T3 Motion’s published specifications.  The limited warranty a T3 Series is 1 year or 2,500 miles from purchase.  Distributor will pass through T3 Motion’s standard limited warranty to its customers.  Distributor will not modify T3 Motion’s standard limited warranty or make any other warranty with regard to T3 Products without T3 Motion’s prior written consent.

6.2           Warranty Exclusions.  THIS LIMITED WARRANTY DOES NOT EXTEND TO CLAIMS ARISING FROM MISUSE OF THE T3 PRODUCTS, CASUALTY LOSS OR DAMAGE, OR USE OF THE T3 PRODUCTS FOR PURPOSES OTHER THAN THOSE FOR WHICH THE T3 SERIES WAS DESIGNED.  EXCEPT FOR THE EXPRESS LIMITED WARRANTY SET FORTH ABOVE, T3 MOTION GRANTS NO WARRANTIES FOR THE T3 PRODUCTS, EXPRESS OR IMPLIED, AND T3 MOTION SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

6.3           Limited Remedy.  In the event that any T3 SERIES fails to perform in accordance with the specifications, or is otherwise defective in materials or workmanship, T3 Motion will repair or replace or refund the purchase price to Distributor, in T3 Motion’s discretion.  Distributor is responsible for the administration and handling of all warranty claims and returns to T3 Motion from Distributor’s customers within the Service Area.  For defective T3 Products, Distributor and Distributor’s Customers’s sole remedy is credit and reperformance of the product.

6.4           Return of T3 SERIES.  In the event Distributor wishes to make a warranty claim, Distributor shall notify T3 Motion in writing by telecopy of Distributor’s desire to return an T3 SERIES, stating the reason for such return.  Distributor shall not return any T3 SERIES to T3 Motion without first obtaining a Return Material Authorization (“RMA”) number from T3 Motion.  Distributor shall send to T3 Motion, freight prepaid, on a monthly basis, every month during the term of this Agreement, all returned T3 SERIES’s for which an RMA has been issued.  As promptly as possible but no later than forty-five working days after receipt by T3 Motion of a properly returned T3 SERIES thereof, T3 Motion shall replace or repair, at its sole discretion, the T3 SERIES.  T3 Motion shall pay shipping charges in connection with shipment of replaced T3 SERIES’s thereof to Distributor for properly returned T3 SERIES’s; otherwise, Distributor shall be responsible for shipping charges to T3 Motion.  In the event that such repaired or replaced T3 SERIES is shipped to Distributor together with an T3 SERIES corresponding to a purchase order pursuant to this Agreement, shipping charges in connection with such shipment shall be pro-rated between T3 Motion and Distributor.

6.5           Warranty Exclusion.  T3 Motion shall not be liable for any failure of T3 Products caused by or resulting from (a) any incompatibility of Distributor’s Customers’ equipment or (b) any act or event beyond the reasonable control of T3 Motion, including but not limited to geographic or climatic conditions, wind, fire, flood, act of God, riot, war, strike or labor dispute, governmental acts or orders or any other similar or dissimilar act or event not within the reasonable control of T3 Motion.

6.6           Limitations of Liability.

(a)           T3 MOTION SHALL NOT BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES WHETHER OR NOT T3 MOTION HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THIS LIMITATION SURVIVES THE FAILURE OF ANY EXCLUSIVE REMEDY.

7.           INDEMNITIES AND INSURANCE

7.1           By Distributor.  Distributor shall indemnify and hold harmless T3 Motion, its officers, directors, agents, employees, successors and assigns, from and against any and all losses, claims, actions, proceedings, liabilities, obligations, damages, costs or expenses (including reasonable attorneys fees) (“Claims”) arising out of or resulting from (i) any breach by Distributor of this Agreement or (ii) the acts or omissions of Distributor, its employees or agents.  T3 Motion shall notify Distributor of any such Claims and T3 Motion may undertake the defense thereof or require Distributor to do so.  Should T3 Motion request Distributor to undertake such defense and Distributor in fact undertakes such defense, T3 Motion can, at its election and at its sole cost, also participate in the defense thereof.

7.2           By T3 Motion.  T3 Motion shall indemnify and hold harmless Distributor, its officers, directors, agents, employees, successors and assigns, from and against any and all Claims arising out of or resulting from (i) any breach by T3 Motion of this Agreement or (ii) the gross negligence of T3 Motion.  Distributor shall notify T3 Motion of any such Claims, and Distributor may undertake the defense thereof or require T3 Motion to do so.  Should Distributor request T3 Motion to undertake such defense and T3 Motion in fact undertakes such defense, Distributor can, at its election and at its sole cost, also participate in the defense thereof.

7.3           Required Insurance.  With respect to performance hereunder, Distributor shall maintain at all times during the term of this agreement the following insurance coverage and any additional insurance and/or bonds required by law:  (1) Workers’ Compensation Insurance in compliance with the laws of the state in which the work is to be performed, (2) Commercial Liability Insurance under a comprehensive general liability form, which includes coverage for personal injury and property damage with policy limits of not less than $1,000,000 per occurrence.  If the Commercial Liability Insurance is Claims-made coverage, the retroactive date must be prior to or coincident with the inception date of this Agreement and shall not be advanced during the term of this Agreement.

7.4           Indemnification.  T3 Motion further agrees, at T3 Motion’s own expense, to defend or at T3 Motion’s option, to settle, any claim, suit or proceeding brought against Distributor or Distributor’s customers on the issue of infringement of any United States patent, copyright or trademark by the T3 products sold hereunder or the use thereof (including breach of any license agreement relating to the T3 products).  T3 Motion shall have sole control of any such action or settlement negotiations, and T3 Motion agrees to pay all losses, costs, claims, expenses, damages or judgments entered against Distributor or Distributor’s customers on such issue in any such suit or proceeding defended by T3 Motion.  Distributor agrees that T3 Motion, at T3 Motion’s sole option, shall be relieved of the foregoing obligations unless Distributor or Distributor’s customer notifies T3 Motion within a reasonable period in writing of such claim, suit or proceeding.  T3 Motion shall not be liable for any costs or expenses incurred without T3 Motion’s prior written authorization.

(a)           Remedies.  If the use or sale of the T3 Products is or is likely to be enjoined as a result of any claim or proceeding alleging infringement, or to settle any such claim, T3 Motion may at its own expense:

(i)          obtain for Distributor the right to use or sell the T3 products at no additional cost to Distributor;

(ii)         modify the T3 products so that it is functionally equivalent but non-infringing; or

(iii)        replace the T3 products with functionally equivalent but non-infringing T3 products.

(b)           Limitation.  Notwithstanding the provisions of subsection (a) above, T3 Motion assumes no liability for; (i) infringements covering any assembly, combination, method or process in which any of the T3 products may be used but not covering the T3 products when used alone; (ii) infringements involving any marking or branding not applied by T3 Motion or involving any marking or branding applied at the request of Distributor; or (iii) infringements involving the modification of the T3 products, or any part thereof, unless such modification was done by T3 Motion or under T3 Motion’s authority.

(c)           Entire Liability.  THE FOREGOING PROVISIONS OF THIS SECTION STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF T3 MOTION AND THE EXCLUSIVE REMEDY OF DISTRIBUTOR AND DISTRIBUTOR’S CUSTOMERS, WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS OR ANY PART THEREOF.

8.           T3 MOTION RIGHT OF FIRST REFUSAL

8.1           Right. As the parties agree that it is in the best interests of T3 Motion, of Distributor, and the Distributor’s Customers to keep the Distributor Customer base on T3 Motion’s T3 SERIES product, Distributor grants to T3 Motion the right of first refusal on any proposed sale of its Distributor Customer base acquired pursuant to this Agreement.  Accordingly, if Distributor desires at any time during the term of this Agreement to sell all or part of Distributor’s Customer accounts subscribed hereunder, it shall first secure a written bona fide offer from a third party to acquire such accounts.  T3 Motion shall then have the right of first refusal to match any bona fide written offer to purchase those accounts, as provided below.

8.2           Process.  Within thirty days after Distributor’s receipt of any bona fide written offer to acquire rights in Distributor’s Customer accounts, Distributor shall provide T3 Motion a copy of such offer.  T3 Motion shall be provided timely access to all pertinent records pertaining to Distributor’s Customers, including accounts receivable and aged balance, in order to evaluate its option.  Within thirty days after receipt of notice, T3 Motion shall notify Distributor in writing of its desire to meet the terms and conditions of the offer or, if any part of the offer is non-cash, to make an equivalent cash payment.  If the parties cannot agree as to the cash equivalency of the offer, the matter shall be submitted to binding arbitration, the costs of which shall be evenly split between Distributor and T3 Motion.

8.3           Acceptance or Rejection.  If T3 Motion exercises its right to purchase, the parties will endeavor to conclude the purchase as soon as practicable.  Pending the closing, the parties will use their best efforts to avoid any interruption of T3 Products to Distributor’s Customers and will do nothing to adversely affect Distributor’s Customer account base.  If T3 Motion rejects such offer, or fails to accept within the thirty-day period, Distributor shall be free to sell its Distributor Customer accounts upon terms no less favorable to Distributor than are contained in the offer submitted to T3 Motion.  If Distributor does not accept the offer, which is at least as favorable to Distributor as that submitted to T3 Motion (as far as terms that can be satisfied by the payment of money and only as to Distributor’s Customer accounts), then the provisions of this Section shall apply to all subsequent offers for the purchase of Distributor’s Customer accounts.

8.4           Non-Solicitation by Distributor.  In the event of any assumption or purchase by T3 Motion of Distributor’s Customer accounts under this Section, neither Distributor nor any principal, director, owner, employee, agent, majority stockholder, nor any affiliate or successor corporation or successor entity shall solicit the Distributor Customer accounts, insofar as they remain on T3 Motion customer.

8.5           Non-Solicitation by T3 Motion.  In the event of any sale by Distributor of its Distributor Customer accounts to another party, after T3 Motion’s prior refusal to purchase under this Section, neither T3 Motion nor any principal, director, owner, employee, agent, majority stockholder, nor any affiliate or successor corporation or successor entity shall solicit the former Distributor Customer accounts, insofar as they remain a T3 Motion customer, for a period of one year following the third parties assumption or purchase of Distributor’s Customer accounts.

8.6           Exclusion.  The provisions of this Section shall not apply in the event of an acquisition of Distributor which does not involve or require the transfer of Distributor’s Customers from T3 Motion’s product.

8.7           Transfer to Proprietary T3 Products.  The provisions of this Section shall not apply in the event Distributor transfers Distributor Customer accounts to its own T3 products.

9.           CONFIDENTIALITY

9.1           Definition.  “Confidential Information” as used herein means any idea, concept, design, method, application, process, technology, know-how, technique or material to the extent that such is not generally known by or to the public, or modifications, improvements or extensions thereof, whether or not reduced to tangible form, relating to the business of T3 Motion.

9.2           Duty.  During the term of this Agreement, Distributor shall not disclose any Confidential Information to any third party, including but not limited to Distributor’s Customers.  Distributor acknowledges that during the course of performance under this Agreement, certain of its respective agents, employees and/or representatives may receive Confidential Information belonging to T3 Motion and Distributor agrees that the only agents, employees or representatives who will receive the Confidential Information will be those who have a need-to-know such Confidential Information and those who unavoidably come in contact with the Confidential Information while on Distributor’s premises.  Distributor expressly agrees to instruct its agents, employees and representatives who may receive Confidential Information to safeguard the Confidential Information from disclosure and treat such Confidential Information as confidential.  If Distributor fails to so instruct any agent, employee or representative who may receive Confidential Information in accordance herewith it shall be deemed to have materially breached this Agreement.

9.3           Exceptions.  Notwithstanding anything to the contrary contained herein, Distributor may disclose (a) any information generally available or known to the public; (b) any information already known or available to the Distributor prior to the disclosure of such information; (c) information which becomes part of the public domain by publication or otherwise through no fault of Distributor; or (d) information required by law to be disclosed to a court or tribunal; provided, however, that if Distributor is required to disclose such information to a court or tribunal it shall give notice of the proceeding to T3 Motion in accordance herewith to allow T3 Motion to seek an appropriate protective order or waive compliance with this Agreement.

9.4           Return.  Any and all written information or materials exchanged by the parties hereto pursuant to this Agreement shall be returned along with all copies of the same to the other party upon request of such party.

9.5           Equitable Remedies.  Distributor agrees that the Confidential Information disclosed hereunder is of a special and unique kind, the protection of which is essential to the operation and competitive position of T3 Motion, and that if there is a breach by Distributor of the obligations hereunder, T3 Motion would have no adequate remedy at law.  Therefore, in addition to any other remedies which may be available at law, Distributor agrees that T3 Motion shall be entitled to seek injunctive relief, specific performance or other equitable relief or any or all of the above, as may be provided under the laws of and in any judicial forum in the State of California or the United States of America, for any violation of this Agreement.

10.           TERM AND TERMINATION

10.1           Term and Renewal.  Unless otherwise terminated in accordance with other provisions of this Agreement, (a) the initial term of this Agreement shall begin on the Effective Date and shall continue for one year (the “Initial Term”), and (b) the term shall automatically renew after the Initial Term for consecutive renewal terms of one year each (each, a “Renewal Term”) commencing on the Anniversary Date of the Effective Date, unless terminated by either party by written notice delivered at least ninety days prior to the end of the initial term or any renewal term.

10.2           Monetary Default.  If, within ten days after receiving a notice of payment default from T3 Motion, Distributor shall not have cured such default, T3 Motion shall have the right to suspend or terminate this Agreement, effective immediately upon delivery of a suspension or termination notice in writing.

10.3           Material Breach.  If either party commits a material breach of this Agreement (other than a monetary default) and has not cured such breach within twenty days or such time as is reasonably necessary after written notice thereof, the other party may terminate this Agreement, effective immediately upon delivery of a termination notice in writing.

10.4           Insolvency.  Either party may terminate this Agreement upon thirty days’ written notice if the other party (a) becomes insolvent, bankrupt or makes an assignment for the benefit of creditors; (b) applies for or consents to the appointment of a trustee or receiver, or a trustee or receiver is appointed for the other party; or (c) bankruptcy, insolvency or liquidation or other proceedings are commenced by or against the other party, and such appointment or proceedings are not discharged or dismissed within sixty days after such appointment or commencement.

10.5           Termination by T3 Motion.  This Agreement may be terminated by T3 Motion at any time upon thirty days’ prior written notice if (a) Distributor ceases doing business in the ordinary course; (b) if Distributor fails to comply with the confidentiality and ownership provisions of this Agreement; (c) if Distributor or an Affiliate of Distributor (or one of its principals, officers, directors or employees):

(i)         has made any material misrepresentations or omissions in its application to establish its relationship with T3 Motion, submits false or fraudulent reports, forms or certifications to T3 Motion, or is convicted or pleads no contest to any felony or other crime, which conviction or plea may adversely affect the reputation of T3 Motion or its Affiliates or the goodwill associated with T3 Motion’s Trademarks;

(ii)         attempts to make an unauthorized assignment of this Agreement or receives a notice of violation of the terms or conditions of this Agreement or any license, approval, certification or permit required by Distributor or its employees in the conduct of Distributor’s business and fails to correct such violation or to terminate the employment of the responsible employee(s) within the time period specified in such notice if any, or within thirty days after receipt of such a notice, whichever comes first;

(iii)         fails to satisfy the minimum performance standards as set forth in Exhibit C for two consecutive calendar quarters, but only after a review and T3 Motion undertakes reevaluation.  T3 Motion, in its sole discretion, shall be entitled to terminate immediately once such a review and reevaluation has been completed; and

(iv)         is acquired in whole or in substantial part by, or is merged with, a third party, or sells all or substantially all of its assets to a third party.

10.6           Effect of Termination.  Immediately upon the termination of this Agreement Distributor shall cease distributing T3 Motion’s T3 Products except to those Customers prior to the termination date with Distributor for T3 Motion’s T3 Products.  T3 Motion expressly agrees to provide T3 Products for such Distributor Customers after the termination of this Agreement provided that Distributor is not in material breach of the Agreement.  Termination regardless of cause or nature shall be without prejudice to any other rights or remedies of the parties.  Termination of this Agreement for any cause shall not release either party from any liability which, at the time of termination, has already accrued to such party, or which may accrue with respect to any act or omission prior to termination or from any obligation which is expressly stated herein to survive termination.  Upon expiration or termination of this agreement for any reason, the parties agree to continue their cooperation in order to effect an orderly termination of their relationship. Distributor shall immediately cease representing itself as a Distributor of T3 Products for T3 Motion and stop utilizing T3 Motion’s Trademarks.  Distributor agrees that it will comply with any duties which T3 Motion reasonably requires of Distributor to affect an orderly termination.

10.7           Automatic Termination.  This Agreement shall terminate automatically and without liability or further obligation on the part of either party to the other if T3 Motion’s or it’s providers (“Service Providers”) licenses or other authority to operate are revoked, suspended or not renewed; provided, however, that if such revocation, suspension or non-renewal does not apply to all of T3 Motion’s facilities, then this Agreement shall terminate only as to those facilities for which licensing or other authority does not exist.

10.8           Termination Due to Government Action.  This Agreement shall be terminated by T3 Motion upon ten days’ prior written notice if any governmental regulatory agency promulgates any rule, regulation or order which (a) in effect or application prohibits or substantially impedes T3 Motion from fulfilling its obligations in providing T3 Products and/or services in the Service Area; or (b) materially or adversely affects T3 Motion’s ability to conduct business in the Service Area upon the terms and conditions acceptable to T3 Motion.

11.           NOTICES

11.1           Any notice or demand given or made hereunder shall be written and served in the following manner:

(a)           If given to T3 Motion, notice shall be addressed to T3 Motion at:

T3 Motion, Inc.
2990 Airway Ave., Suite A
Costa Mesa, CA 92626
Attention:  VP Sales & Marketing

(b)           If given to Distributor, notice shall be addressed to Distributor at:
(c)           All notices may be served by registered or certified U.S. mail or by any regular delivery service that provides receipt and evidence of delivery.  Notices shall be deemed to be given two days after the date of registration or certification with the U.S. Postal Service or on the date of actual delivery if served by any other method.

(d)           Either party can change its address for notice purposes in the manner provided herein.

12.           MISCELLANEOUS

12.1           This Agreement and the terms of Exhibit A hereto shall apply in all Sales Territories served by T3 Motion, subject to all local laws and regulations.

12.2           Each party hereto represents and warrants to the other that it has (a) all necessary power and authority to enter into and perform this Agreement in accordance with its terms, and (b) all necessary authorizations from federal, state and local governmental entities.

12.3           The waiver, express or implied, by either party, of any rights or of any failure to perform or of any breach by the other party shall not constitute or be deemed a waiver of any other right hereunder or any other failure to perform or breach by the other party, whether of a similar or dissimilar nature.

12.4           If any part of this Agreement is found to be in violation of any federal, state or local law, rule, regulation, ordinance, order or judgment, such portion shall be stricken from the Agreement and be of no effect, and the balance of this Agreement shall continue in effect until it otherwise terminates or expires.  Moreover, in the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

12.5           In the event that any of the T3 Products provided hereunder or the charges made therefore at any time become subject to any federal, state or local regulation or tariff, then the terms and conditions of this Agreement including the charges set forth in Exhibit A, shall be deemed amended to conform to any conflicting terms and conditions in effect under such regulation or tariff.  All non-conflicting terms and conditions of this Agreement shall remain valid and effective.

12.6           This Agreement incorporates by reference the standards for non-discriminatory service established by Federal agencies and binds Distributor to adhere to those standards in all practices and activities undertaken pursuant to this Agreement.

12.7           All claims or disputes between T3 Motion and Distributor arising out of or relating to this contract, or breach thereof, shall be decided in accordance with the commercial arbitration rules of the American Arbitration Association then in effect unless the parties mutually agree otherwise.  Notice of the demand for arbitration shall be filed in writing with the other party in reasonable time after the dispute has arisen.  The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.  The party prevailing in such arbitration shall be entitled to recover its reasonable attorney’s fees and costs.

12.8           If either party commences an action against the other party for the breach or alleged breach of this Agreement or for its enforcement, the prevailing party shall be entitled to recover, in addition to damages, its reasonable attorneys’ fees and costs from the other party.

12.9           This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

12.10         No rights or obligations hereunder shall be assigned or delegated, in whole or in part, by Distributor to any other person, firm or corporation without the written consent thereto by T3 Motion, which consent shall not be unreasonably withheld.  T3 Motion shall be entitled to assign its interest hereunder without the consent of Distributor, provided T3 Motion’s assignee is capable of performing T3 Motion’s obligations under the terms of this Agreement.

12.11         The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

12.12          Headings to articles and sections of this Agreement are to facilitate reference only, do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.

12.13          This Agreement may be executed by the parties in counterparts, each of which shall be deemed an original and both of which together shall constitute the one and the same instrument.  When executed, this Agreement and the Exhibits hereto shall constitute the entire Agreement of the parties and supersede all prior agreements, written or oral of every sort, and may not be amended except in writing and signed by authorized representatives of each party.

(Signature page follows)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a person with full power and authority to bind such party.

“T3 Motion”

T3 Motion, Inc.

By:_____________________________
Name:  Brian Buccella
Title:    Vice President, Sales & Marketing

“Distributor”

By:____________________________
Name:
Title:    Owner

EXHIBIT A

T3 MOTION DISTRIBUTION PRICE LIST

T3 Motion Product	Description	Distribution Price	List Price	Limit Markup From List Price
Vehicle Package 400 Series Model	1. T3 Series Vehicle 2. Yelp Horn 3. Vehicle Charger 4. Qty 2 Type B Power Modules 5. Pannier Bar 6. Safety Helmet
Type B Power Module	25 Mile Range (Li-Poly) Battery
Vehicle Cover	T3 Series Cover
Pannier Bag	Soft Storage Bag
Vehicle Charger	110V Dual Charging System
Utility Trailer	Flat Bed Trailer

Note:  1. Manufacturing Representative is paid commission from T3 Motion directly. Distributor is not responsible for Manufacturing Representatives commission under current contract terms.
           2.  Shipping and Handling is TBD based on volume orders. Shipping and Handling should be passed onto customers.
           3.  Product part numbers are defined in product nomenclature reference sheet.
           4.  Discounted pricing will result in a renegotiated price between Distributor and T3 Motion.

EXHIBIT B

Sales territory

EXHIBIT C

DISTRIBUTOR PERFORMANCE REQUIREMENTS

MONTHLY VOLUME PURCHASE: